CHINA VANTAGEPOINT ACQUISITION COMPANY

ANNOUNCES FILING OF PRELIMINARY PROXY STATEMENT

Miami, Florida, February 6, 2013 – China VantagePoint Acquisition Company (OTC Bulletin Board: CHVPF) (the “Company”) announced today that it had filed a preliminary proxy statement with the SEC relating to a special meeting of stockholders of the Company. At the special meeting, stockholders will be asked to consider and vote on proposals relating to:

•	Amending the Company's Articles of Association to permit the Company to continue its existence after February 25, 2013 (the “Continued Existence Proposal”). Specifically, this proposal would remove the provision in Article 163 requiring the dissolution of the Company and replace the provision with one that would permit the Company to not dissolve, while requiring it to distribute a pro-rata portion of the Trust Account to holders of the Company's Subunits issued in the Company's IPO in exchange for the redemption of 99 out of every 100 Subunits issued in the Company's IPO (since the warrants composing part of the Subunit will expire on February 25, 2013, thereafter a Subunit will be equivalent to one ordinary share);

•	Amending the Company's Articles of Association to not require the Company to comply with Articles 157-163 of the Articles of Association (which govern the activities of the Company while it is a Special Purpose Acquisition Company) after the earlier to occur of a consummation of a business combination or the liquidation of the Trust Account (the "SPAC Provision Proposal");

Whether the proposals are approved or not, the amount of cash a stockholder will receive from the Trust Account is identical. If the Amendments are approved, for every one hundred Subunits, a stockholder will retain one ordinary share in addition to the pro-rata distribution the stockholder will receive for the one hundred Subunits.

The record date for the special meeting is February 5, 2013. Only holders of record of the Company’s ordinary shares at the close of business on February 5, 2013 are entitled to notice of the special meeting and to have their vote counted at the special meeting and any adjournments or postponements thereof. On the record date, 2,762,366 ordinary shares were outstanding and entitled to vote.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded or followed by or that otherwise include the words "believes," "expects," “anticipates," "intends," "projects," "estimates," "plans," and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Forward-looking statements in this release also include statements about business and economic trends. Investors should also consider the areas of risk described under the heading "Forward Looking Statements" and those factors captioned as "Risk Factors" in the Company’s periodic reports under the Securities Exchange Act of 1934, as amended, or in connection with any forward-looking statements that may be made by the Company.

The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

For further information, please contact:

China VantagePoint Acquisition Company

Wei Li / Yiting Liu / Ye Sophie Tao

Tel: +1 (305) 981-6888